Haynie &
Company

Certified Public Accountants (a professional corporation)
50 West Broadway, Suite 600 Salt Lake City, UT 84101 (801) 532-7800 Fax (801) 328-4461

January 8, 2019

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street N.E.
Washington, DC 20549 – 7561

Ladies and Gentlemen:

**Re: AllyMe Group, Inc (Formerly Wewin Group, Corp).**
**Commission File No. 333- 209478**

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 8, 2019 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Haynie + Company

Haynie & Company